Exhibit 99.1

Armstrong World Industries Reports

Third Quarter 2017 Results

Key Highlights

•	As reported sales of $351.9 million, up 5.1% versus the prior year quarter, with all segments contributing to growth
•	Operating income from continuing operations of $69.0 million, down 2.8%. Excluding a settlement accounting charge for the U.S pension plan, operating income increased 27%.
•	Adjusted EBITDA up 12% to $107 million, a new quarterly record
•	Increasing full year adjusted EBITDA guidance due to an environmental insurance settlement in the fourth quarter. Excluding the net settlement benefit, guidance range remains unchanged.
•	Share repurchase program authorization increased by $250 million

LANCASTER, Pa., October 30, 2017 -- Armstrong World Industries, Inc. (NYSE:AWI), a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the third quarter.

Third Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2017	2016	Change
Net sales	$351.9	$334.9	5.1%
Operating income	$69.0	$71.0	(2.8)%
Earnings from continuing operations	$43.5	$55.9	(22.2)%
Diluted earnings per share	$0.81	$0.99	(18.2)%

Excluding the favorable impact from foreign exchange of $5 million, consolidated adjusted net sales increased 3.7% compared to the prior year quarter, driven by higher volumes internationally and higher average unit values (“AUV”) in which both positive mix and positive like for like pricing contributed.

As reported operating income declined over the prior year quarter, driven by a $20.8 million accounting charge from the partial settlement of the U.S. pension plan due to lump sum distributions from favorable participant elections, lower equity earnings from our WAVE joint venture and higher manufacturing and input costs, partially offset by the margin impact of better AUV performance, lower SG&A expenses and the margin impact of higher volumes.

“We delivered a solid quarter with constant currency sales growth of 4% and adjusted EBITDA growth of 12%, overcoming one less business day and the impact of the hurricanes,” said Vic Grizzle, CEO. “I’m pleased with our acceleration of AUV achievement over the prior year and with the continued traction from our growth initiatives.”

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2017	2016	Change
Adjusted net sales	$346	$334	3.7%
Adjusted operating income	$83	$76	9.4%
Adjusted net income	$46	$42	8.5%
Adjusted diluted earnings per share	$0.86	$0.75	13.6%
Adjusted free cash flow	$62	$55	11.9%

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2017	2016	Change
Adjusted EBITDA
Americas	$96	$85	12.5%
EMEA	8	8	2.6%
Pacific Rim	3	3	(7.4)%
Unallocated Corporate	-	(1)	100.0%
Consolidated Adjusted EBITDA	$107	$95	11.9%

*

The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, U.S. pension plan expense, AFI separation costs and certain other gains and losses. The Company excludes U.S. pension expense in the non-GAAP results as it represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income and for all periods presented, the Company was not required and did not make cash contributions to the U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2017. Adjusted free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions and divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2017, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Consolidated adjusted operating income improved 9% and adjusted EBITDA improved 12% in the third quarter, when compared to the prior year quarter. Adjusted operating income and adjusted EBITDA both grew driven by solid AUV fall-through to profit, lower SG&A expenses, an environmental insurance settlement in the quarter net of legal expenses and other consulting fees and higher volumes internationally, which offset lower equity earnings from WAVE. Adjusted earnings per share reflects a 39% adjusted tax rate in both the current and prior year periods. Adjusted free cash flow improvement was driven primarily by higher cash earnings and lower capital expenditures.

Third Quarter Segment Highlights

Effective April 1, 2016, the former Building Products operating segment was disaggregated into the following three distinct geographical segments: Americas; Europe (including Russia), Middle East and Africa (“EMEA”); and Pacific Rim. The Unallocated Corporate segment historically included assets, liabilities, income and expenses that had not been allocated to the geographical segments, including AFI separation costs.

Americas
(Dollar amounts in millions)	For the Three Months Ended September 30,
	2017	2016	Change
Total segment net sales (as reported)	$233.8	$226.0	3.5%
Operating income (as reported)	$67.6	$68.6	(1.5)%
Adjusted net sales	$233	$226	3.2%
Adjusted EBITDA	$96	$85	12.5%

Excluding the favorable impact of foreign exchange of approximately $1 million, adjusted net sales in the Americas increased 3.2%, driven by mid-single digit AUV expansion with contributions from both positive mix and positive like for like pricing offsetting lower core volumes versus the prior year quarter. The U.S. Commercial channel saw positive volume growth, driven primarily by the Tectum acquisition. Continued double digit growth in Architectural Specialties partially offset volume declines in the overall segment.

On an as reported basis, operating income decreased $1 million, driven by an approximately $11 million increase in U.S. pension plan expense as a result of the partial settlement, lower equity earnings and the margin impact of lower volumes, which were partially offset by the margin impact of favorable AUV, an environmental insurance settlement in the quarter net of legal expenses and other consulting fees and an increase in certain selling, promotional and administrative processing expense reimbursements from WAVE. Equity earnings from WAVE decreased versus the prior year quarter resulting from the expense reimbursements, along with higher input costs mainly related to steel pricing. Adjusted EBITDA margins expanded 340 bps driven primarily by the environmental insurance settlement, WAVE expense reimbursements and solid AUV fall-through to profit.

EMEA
(Dollar amounts in millions)	For the Three Months Ended September 30,
	2017	2016	Change
Total segment net sales (as reported)	$76.5	$74.2	3.1%
Operating income (as reported)	$3.8	$4.1	(7.3)%
Adjusted net sales	$73	$74	(1.0)%
Adjusted EBITDA	$8	$8	2.6%

Excluding the favorable impact of foreign exchange of approximately $3 million, adjusted net sales in EMEA decreased 1.0%, driven by lower sales in predominantly the UK and unfavorable AUV. On an as reported basis, operating income decreased driven by lower equity earnings partially offset by the margin impact of higher volumes.

Pacific Rim
(Dollar amounts in millions)	For the Three Months Ended September 30,
	2017	2016	Change
Total segment net sales (as reported)	$41.6	$34.7	19.9%
Operating (loss) income (as reported)	$(2.4)	$1.0	Unfavorable
Adjusted net sales	$40	$34	17.5%
Adjusted EBITDA	$3	$3	(7.4)%

Excluding the favorable impact of foreign exchange of approximately $1 million, adjusted net sales in the Pacific Rim increased 17.5%, driven by higher sales across the region particularly in China. On an as reported basis, operating loss increased, driven by an accelerated depreciation charge related to the closure of the previously idled QingPu, China plant and the margin impact of unfavorable AUV, which was partially offset by the margin impact of higher volumes.

Unallocated Corporate

As a result of the AFI separation on April 1, 2016, the majority of corporate support functions were incorporated into the Americas segment, resulting in the discontinuation of the Unallocated Corporate reportable segment from a P&L perspective in 2017.

On an as reported basis, Unallocated Corporate had zero expenses in the third quarter, representing a decrease of $2.7 million from the prior year quarter.

Year to Date Results from Continuing Operations

(Dollar amounts in millions)	For the Nine Months Ended September 30,
	2017	2016	Change
Net sales (as reported)	$998.1	$936.6	6.6%
Operating income (as reported)	$210.4	$144.3	45.8%
Adjusted net sales	$993	$932	6.6%
Adjusted EBITDA	$274	$247	11.0%

Excluding the impact from foreign exchange, consolidated adjusted net sales increased 6.6% compared to the prior year period, driven by higher volumes globally and higher AUV in which both positive mix and positive like for like pricing contributed.

As reported operating income improved over the prior year period, driven by lower separation costs, the margin impact of higher volume, AUV improvement and a decrease in U.S. pension plan expense due to a longer amortization period for actuarial losses as a result of the separation of AFI, which partially offset higher input costs and lower WAVE equity earnings.

Share Repurchase Program

The AWI Board of Directors authorized an expansion of the Company’s existing stock repurchase program under which it may repurchase up to an additional $250 million of its outstanding common stock.  This additional repurchase authorization extends through October of 2020.

Repurchases under the program may be made through open market, block and privately-negotiated transactions, including Rule 10b5-1 plans, at times and in such amounts as management deems appropriate, subject to market and business conditions, regulatory requirements and other factors.  The share repurchase program does not obligate the Company to repurchase any particular amount of common stock and may be suspended or discontinued at any time without notice.  The Company had approximately 52.8 million shares of common stock outstanding as of September 30, 2017.

Market Outlook and 2017 Guidance (1)

“We are increasing our 2017 adjusted EBITDA guidance due solely to the subsequent event disclosed in our 10-Q relating to an environmental insurance settlement in October of $20 million,” said Brian MacNeal, CFO. “Net of the additional costs associated with this settlement, we now expect our adjusted EBITDA to grow 15% to 18% and range between $365 million and $375 million. Excluding the net impact of this settlement, our guidance range remains unchanged.”

Adjusted earnings per share guidance is increasing to $2.80 to $2.90 per diluted share, also reflecting the net benefit of the environmental insurance settlement in October.

(1)	Guidance metrics are presented using 2017 budgeted foreign exchange rates. Adjusted EPS guidance for 2017 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss third quarter results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended September 30, 2017 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions. With over 3,900 employees and fiscal 2016 revenues from continuing operations in excess of $1.2 billion, AWI has a global manufacturing network of 26 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring, Inc., an independent, publicly-traded company. For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$351.9	$334.9	$998.1	$936.6
Cost of goods sold	241.0	225.2	676.8	651.1
Selling, general and administrative expenses	55.8	55.7	162.8	165.2
Separation costs	-	2.0	-	33.0
Equity earnings from joint venture	(13.9)	(19.0)	(51.9)	(57.0)
Operating income	69.0	71.0	210.4	144.3
Interest expense	9.1	9.0	27.5	43.4
Other non-operating expense	1.7	-	3.6	-
Other non-operating (income)	(3.0)	(1.6)	(7.4)	(8.9)
Earnings from continuing operations before income taxes	61.2	63.6	186.7	109.8
Income tax expense	17.7	7.7	70.9	44.4
Earnings from continuing operations	$43.5	$55.9	$115.8	$65.4
Net (loss) from discontinued operations, net of tax expense of $ -, $-, $- and $ 0.1	-	-	-	(4.5)
Gain from disposal of discontinued business, net of tax (benefit) of ($5.9), ($14.7), ($5.4) and ($16.6)	5.9	14.7	5.3	16.7
Net gain from discontinued operations	5.9	14.7	5.3	12.2
Net earnings	$49.4	$70.6	$121.1	$77.6
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	7.0	(2.0)	20.9	(13.8)
Derivative (loss) gain	(0.3)	1.7	(2.0)	1.2
Pension and postretirement adjustments	14.3	6.9	18.8	23.9
Total other comprehensive income	21.0	6.6	37.7	11.3
Total comprehensive income	$70.4	$77.2	$158.8	$88.9
Earnings per share of common stock, continuing operations:
Basic	$0.82	$1.00	$2.16	$1.17
Diluted	$0.81	$0.99	$2.14	$1.16
Earnings per share of common stock, discontinued operations:
Basic	$0.11	$0.26	$0.10	$0.22
Diluted	$0.11	$0.26	$0.10	$0.22
Net earnings per share of common stock:
Basic	$0.93	$1.27	$2.26	$1.39
Diluted	$0.92	$1.26	$2.24	$1.38
Average number of common shares outstanding:
Basic	53.0	55.5	53.5	55.6
Diluted	53.5	56.0	53.9	56.0

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net Sales
Americas	$233.8	$226.0	$679.2	$640.9
EMEA	76.5	74.2	211.8	199.4
Pacific Rim	41.6	34.7	107.1	96.3
Total net sales	$351.9	$334.9	$998.1	$936.6
Operating Income (Loss)
Americas	$67.6	$68.6	$214.7	$189.0
EMEA	3.8	4.1	(1.1)	(5.2)
Pacific Rim	(2.4)	1.0	(3.2)	(2.4)
Unallocated Corporate (expense)	-	(2.7)	-	(37.1)
Total operating income	$69.0	$71.0	$210.4	$144.3

Selected Balance Sheet Information

(Amounts in millions)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets	$407.8	$406.2
Property, plant and equipment, net	699.0	669.6
Other noncurrent assets	722.9	682.2
Total assets	$1,829.7	$1,758.0
Liabilities and shareholders’ equity
Current liabilities	$205.9	$224.1
Noncurrent liabilities	1,257.6	1,267.5
Equity	366.2	266.4
Total liabilities and shareholders’ equity	$1,829.7	$1,758.0

Selected Cash Flow Information

(Amounts in millions)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Net earnings	$121.1	$77.6
Other adjustments to reconcile net earnings to net cash provided by operating activities	73.6	97.3
Changes in operating assets and liabilities, net	(89.8)	(177.5)
Net cash provided by (used for) operating activities	104.9	(2.6)
Net cash (used for) investing activities	(41.3)	(6.9)
Net cash (used for) financing activities	(92.2)	(88.2)
Effect of exchange rate changes on cash and cash equivalents	3.2	(4.6)
Net (decrease) in cash and cash equivalents	(25.4)	(102.3)
Cash and cash equivalents at beginning of year	141.9	244.8
Cash and cash equivalents at end of period	$116.5	$142.5

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, U.S. pension plan expense, separation costs and certain other gains and losses. The Company excludes U.S. pension expense in the non-GAAP results as it represents the actuarial net periodic benefit cost recorded as a component of operating income and for all periods presented, the Company was not required and did not make cash contributions to the U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2017. Adjusted free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions and divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2017. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Consolidated Net Sales

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Reported net sales	$352	$335	$998	$937
Add: Foreign exchange impact	(6)	(1)	(5)	(5)
Adjusted net sales	$346	$334	$993	$932

Consolidated Results from Continuing Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Earnings from continuing operations, Reported	$44	$56	$116	$65
Less: Tax expense	(17)	(8)	(71)	(45)
Earnings before tax, Reported	$61	$64	$187	$110
Less: Interest/other income and expense, net(1)	(8)	(7)	(23)	(34)
Operating Income, Reported	$69	$71	$210	$144
Add: U.S. pension expense(2)	14	3	2	9
Add: Separation expenses	-	2	-	33
Add: China plant cost reduction initiatives	-	-	(1)	3
Add: Foreign exchange impact	-	-	1	-
Operating Income, Adjusted	$83	$76	$212	$189
Less: D&A	(24)	(19)	(62)	(58)
Adjusted EBITDA(3)	$107	$95	$274	$247

(1) Reported results include $10.7 million of interest expense recorded in the first quarter of 2016 related to the settlement of interest rate swaps incurred in connection with the Company’s refinancing of its credit facility.

(2) U.S. pension expense represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

(3) Includes $1 million and $4 million of Unallocated Corporate expense related to the separation of AFI in the third quarter and first nine months of 2016, respectively.

Americas

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Income, Reported	$68	$69	$215	$189
Add: U.S. pension expense(1)	14	3	2	9
Operating Income, Adjusted	$82	$72	$217	$198
Less: D&A	(14)	(13)	(41)	(40)
Adjusted EBITDA	$96	$85	$258	$238

(1) U.S. pension expense represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

EMEA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Income (Loss), Reported	$4	$4	$(1)	$(5)
Add: Foreign exchange impact	-	-	-	(1)
Operating Income (Loss), Adjusted	$4	$4	$(1)	$(6)
Less: D&A	(4)	(4)	(12)	(12)
Adjusted EBITDA	$8	$8	$11	$6

Pacific Rim

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating (Loss) Income, Reported	$(2)	1	$(3)	$(2)
Add: China plant cost reduction initiatives	-	-	(1)	3
Add: Foreign exchange impact	(1)	-	-	-
Operating (Loss) Income, Adjusted	$(3)	$1	$(4)	$1
Less: D&A	(6)	(2)	(9)	(6)
Adjusted EBITDA	$3	$3	$5	$7

Unallocated Corporate

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating (Loss), Reported	$-	$(3)	$-	$(37)
Add: Separation expenses	-	2	-	33
Operating (Loss), Adjusted	$-	$(1)	$-	$(4)
Less: D&A	-	-	-	-
Adjusted EBITDA	$-	$(1)	$-	$(4)

Adjusted Free Cash Flow

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by (used for) operations	$63	$52	$105	$(3)
Less: net cash (used for) investing	-	(3)	(41)	(7)
Adjustments to reconcile free cash flow:
Add: Acquisitions	-	-	31	-
Add: Separation payments	-	4	-	51
Add: Cash flows attributable to AFI	-	-	-	16
Add: Interest rate swap settlement	-	-	-	11
Add: Other	(1)	2	-	4
Adjusted Free Cash Flow	$62	$55	$95	$72

Consolidated Results From Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2017		2016		2017		2016
	Total	Per Diluted Share(3)	Total	Per Diluted Share(3)	Total	Per Diluted Share(3)	Total	Per Diluted Share(3)
Earnings from continuing operations, As Reported	$44	$0.81	$56	$0.99	$116	$2.14	$65	$1.16
Add: Income taxes, as reported	17		8		71		45
Earnings from continuing operations before income taxes, As Reported	$61		$64		$187		$110
Add: U.S. pension expense(1)	14		3		2		9
Add: Separation costs	-		2		-		33
Add: China plant cost reduction initiatives	-		-		(1)		3
Add: Settlement of interest rate swap(2)	-		-		-		11
Add: Foreign exchange impact	-		-		1		-
Adjusted earnings from continuing operations before income taxes	$75		$69		$189		$166
Add: Adjusted tax (expense) @ 39% for 2017 and 2016	(29)		(27)		(74)		(64)
Adjusted net income	$46	$0.86	$42	$0.75	$115	$2.13	$102	$1.81

(1) U.S. pension expense represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

(2) Adjusted results exclude $10.7 million of interest expense recorded in the first quarter of 2016 related to the settlement of interest rate swaps incurred in connection with the Company’s refinancing of its credit facility. Cash payments for the settlement of this swap occurred in the second quarter of 2016.

(3) Based on ~54 million diluted shares outstanding for the three and nine month periods ended September 30, 2017 and ~56 million diluted shares outstanding for the three and nine month periods ended September 30, 2016.

Adjusted Net Sales Guidance

	For the Year Ending December 31, 2017
	Low		High
Reported net sales	$1,292	to	$1,327
Add: Foreign exchange impact	13		13
Adjusted net sales	$1,305	to	$1,340

Updated Adjusted EBITDA Guidance

	For the Year Ending December 31, 2017
	Low		High
Net income	$166	to	$172
Add: Interest expense	35		35
Less: Other non-operating (income)	(3)		(3)
Add: Income tax expense	90		94
Operating income	$288	to	$298
Less: U.S. pension (credit)(1)	(3)		(3)
Add: D&A	80		80
Adjusted EBITDA	$365	to	$375

(1) U.S. pension (credit) represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

Updated Adjusted Diluted Earnings Per Share (EPS) Guidance

	For the Year Ending December 31, 2017
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$166	$3.07	to	$172	$3.19
Add: Interest expense	35			35
Less: Other non-operating (income)	(3)			(3)
Add: Income tax expense	90			94
Operating income	$288		to	$298
Less: U.S. pension (credit)(2)	(3)			(3)
Less: Interest expense	(35)			(35)
Adjusted earnings before income taxes	$250		to	$260
Less: Income tax expense	(99)			(103)
Adjusted net income	$151	$2.80	to	$157	$2.91

(1) Adjusted EPS guidance for 2017 is calculated based on an adjusted effective tax rate of 39% and based on ~54 million of diluted shares outstanding.

(2) U.S. pension (credit) represents the actuarial net periodic benefit cost expected to be recorded as a component of operating income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor do we expect to make cash contributions to the plan in 2017.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2017
	Low		High
Net cash provided by operating activities	$165	to	$180
Add: Return of investment from joint venture	70		70
Adjusted net cash provided by operating activities	$235	to	$250
Less: Capital expenditures	(95)		(95)
Adjusted Free Cash Flow	$140	to	$155

Source: Armstrong World Industries